Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130615) of Superior Well Services, Inc. of our report dated March 6, 2006, relating to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 and the financial statement schedule listed in Item 15(b), appearing in this annual report on Form 10-K of Superior Well Services, Inc. for the year ended December 31, 2005.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
March 6, 2006